EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ASP ISOTOPES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common stock, $0.01 par value per share	457(c)and457(h)(2)	5,583,889(3)	$5.51(2)	$30,767,228.39	$0.00013810	$4,248.95
	Total Offering Amounts					$30,767,228.39		$4,248.95
	Total Fee Offsets(4)							N/A
	Net Fee Due							$4,248.95

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value per share (“Common Stock”), of ASP Isotopes Inc. (the “Registrant”) that become issuable under the ASP Isotopes Inc. 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.51 per share, which is the average of the high and low prices of the Registrant’s Common Stock on May 18, 2026, as reported on the Nasdaq Capital Market.

(3)

Represents an automatic annual increase on January 1, 2026 to the number of shares of Common Stock reserved for issuance under the 2022 Plan, with the formula for such annual increase provided in the 2022 Plan.

(4)	The Registrant does not have any fee offsets.